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                     July 2, 2021

       Walter G. Goodrich
       Chief Executive Officer
       Goodrich Petroleum Corporation
       801 Louisiana, Suite 700
       Houston, Texas 77002

                                                        Re: Goodrich Petroleum
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Form 8-K filed May
6, 2021
                                                            File No. 001-12719

       Dear Mr. Goodrich:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation